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                                                                     EXHIBIT 5



                                                     October 9, 1997




Systems & Computer Technology Corporation
4 Country View Road
Malvern, PA  19355

Gentlemen:

                  We have been engaged as counsel to Systems & Computer Technology Corporation (the "Company") in connection with the (i) the proposed
sale by the Company of up to $69,000,000 principal amount of    % Convertible
Subordinated Debentures due 2004 (the "Debentures"), including up to $9,000,000 principal amount of the Debentures which may be sold upon the exercise of an over-allotment option, and (ii) the possible issuance of the shares of Common Stock, $0.01 par value, of the Company into which the Debentures are convertible (the "Common Stock"). The Debentures are intended to be issued pursuant to an Indenture (the "Indenture") to be entered into by the Company with First Union National Bank as Trustee (the "Trustee"), in substantially the form attached as
Exhibit 4 to a Registration Statement on Form S- 3 filed with the Securities and Exchange Commission ("Registration Statement"), and sold pursuant to an Underwriting Agreement in substantially in the form attached as Exhibit 1 to the Registration Statement (the "Underwriting Agreement").

                  We, as counsel for the Company, have examined such corporate records and certificates, the Indenture, the Underwriting Agreement and such other documents and considered questions of law as we considered necessary or appropriate for purposes of this opinion.

                  The Indenture and the Underwriting Agreement each contain a provision in which the parties to such agreements agree that New York law will govern such agreements. The opinions set forth below are limited to the federal laws of the United States and the laws of the State of New York and the General Corporation Law of the State of Delaware.

                  Based upon and subject to the foregoing, we advise you that, in our opinion:

                  (1) Such of the Debentures as are sold, issued and paid for as contemplated by the Registration Statement will be duly and validly issued and will constitute legal, valid and binding obligations of the Company, subject to any limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally; and

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                  (2) Such of the shares of Common Stock into which the
Debentures are convertible have been duly authorized and reserved for issuance upon conversion of the Debentures pursuant to the terms and conditions of the Indenture, and such shares, when and if issued upon conversion of the Debentures in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus forming a part of such Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.




                                           Very truly yours,

                                           /s/ PEPPER, HAMILTON & SCHEETZ LLP
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